UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2011

Mobiform Software, Inc.
(Exact name of registrant as specified in its charter)

Commission file number: 333-150158

Delaware	333-150158	94-3399360
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1255 N Vantage Pt. Dr., Suite A, Crystal River, Florida	34429
(Address of principal executive offices)	(Zip Code)

(352) 564-9610
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 20, 2009, Mobiform Software, Inc., a Delaware corporation (“Mobiform”), entered into a three (3) year agreement (the “License Agreement”) with GE Intelligent Platforms (“GEIP”), a subsidiary of General Electric Company, for GEIP to utilize a portion of Mobiform’s proprietary technology (“Aurora XAML Designer”) in upcoming versions of certain GEIP industrial software products.

On August 2, 2011 Mobiform and GEIP signed an amendment to the agreement in which the parties agreed that (a) GEIP’s obligation to make the third year payment of $270,000 due under the original agreement is canceled, (b) commencing on August 2, 2011 the Company grants to GEIP an unlimited five year license to use a Silverlight compatible version of the design technology in software developed by GEIP for license payments aggregating $1,220,000 which are payable in seven installments through January 2016 and (c) the Company agreed during the term of the license, not to license the technology into the products of certain other specified companies. The amendment also provides that the source code for the technology licensed by GEIP will be placed in escrow. Mobiform will provide software upgrades, patches, and support for the technology during the license term.

Except as amended by the amendment, all the other terms and conditions of the original agreement shall remain in effect

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBIFORM SOFTWARE, INC.

Date: August 5, 2011	By:	/s/ Allen Ronald DeSerranno
Allen Ronald DeSerranno
President and Chief Executive Officer